Exhibit 9.1a
                          Sub-transfer Agent Agreement


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                          SUB-TRANSFER AGENT AGREEMENT

         THIS AGREEMENT effective as of the 1st day of June, 1994, by and between PHOENIX EQUITY PLANNING CORPORATION, having a principal place of business located at 100 Bright Meadow Boulevard, Enfield, Connecticut 06083 (hereinafter referred to as the "Transfer Agent"); and STATE STREET BANK AND TRUST COMPANY, having a principal place of business located at 225 Franklin Street, Boston, Massachusetts (hereinafter referred to as the "Sub-Transfer Agent").

                                   WITNESSETH:

         WHEREAS, Transfer Agent has entered into a Transfer Agency Agreement with the Phoenix Funds (collectively referred to herein as the "Phoenix Funds") dated as of June 1, 1995, pursuant to which the Phoenix Funds have appointed Transfer Agent as transfer agent, dividend disbursing agent, and plan agent for shareholders of the Phoenix Funds (the "Transfer Agency Agreement");

         WHEREAS, Transfer Agent wishes to appoint the Sub-Transfer Agent as its agent, and Sub-Transfer Agent is willing to accept such appointment, to carry out certain of Transfer Agent's duties under the Transfer Agency Agreement solely with respect to those shareholders of the Phoenix Funds whose accounts have been or are hereafter created and duly recorded on the books and records of the Phoenix Funds (collectively, the "Shareholders"); and

         WHEREAS, the parties desire to set forth herein their mutual agreements and understandings with respect to the foregoing.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency thereof being hereby acknowledged and affirmed, Transfer Agent and Sub-Transfer Agent hereby agree as follows:

1.       Appointment of Agent
         --------------------

         Transfer Agent hereby appoints Sub-Transfer Agent as its non-exclusive agent to carry out the duties and functions of the Transfer Agent set forth in Schedule A attached hereto and made a part hereof and as set forth below. Sub-Transfer Agent hereby agrees to accept such appointment and carry out the responsibilities set forth in Schedule A attached hereto and made a part hereof, upon the terms and conditions set forth herein. Transfer Agent agrees to supply the Sub-Transfer Agent with all documents, records and other information supplied to the Transfer Agent by the Phoenix Funds pursuant to the Transfer Agency Agreement, as may be reasonable necessary for the Sub-Transfer Agent to carry out its responsibilities hereunder.

2.       Fees
         ----

         In consideration for the Sub-Transfer Agent's performance hereunder, Transfer Agent agrees to pay to the Sub-Transfer Agent an annual fee equal to $6.95 per shareholder account in the Phoenix Funds as to which the Sub-Transfer Agent actually supplies the services described herein, payable at the rate of 1/12 of the annual fee per month due within 10 days after the last day of each month. The fee will be due for an account in the month that an account opens or closes. This Agreement and the fee contemplated hereunder shall apply only to those shareholder accounts specifically designated to the Sub-Transfer Agent by Transfer Agent in writing as being covered by the terms of this Agreement. The number of shareholder accounts subject to the provisions hereof shall be certified each year by independent public accountants retained by the and at the expense of the Sub-Transfer Agent as of a month selected by the Transfer Agent and/or Phoenix Funds.

3.       Standard of Care; Indemnity
         ---------------------------

         (a) The Sub-Transfer Agent shall be held to a standard of care in carrying out the provisions of


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this Agreement imposed by any and all applicable laws or regulations now or hereafter affecting the subject matter hereof. Transfer Agent shall endeavor to inform the Sub-Transfer Agent of any condition of which Transfer Agent has actual knowledge which could cause the Sub-Transfer Agent to violate its standard of care, and the Sub-Transfer Agent shall immediately correct any such condition. Notwithstanding the foregoing, the Transfer Agent assumes no duty or obligation, whether express or implied, to monitor Sub-Transfer Agent's compliance with governing laws and standards.

         (b) The Sub-Transfer Agent does hereby indemnify and hold both the Transfer Agent and each of the Phoenix Funds and their respective employees, agents, representatives and affiliates (collectively, the "Indemnified Parties") harmless from any losses, claims, damages, liabilities, and expenses, including, without limitation, counsel fees and expenses (hereinafter collectively referred to as "losses") which any of the Indemnified Parties may incur in connection with the Sub-Transfer Agent's activities hereunder, unless such losses directly result from the gross negligence, willful misconduct, or bad faith of the Transfer Agent.

         (c) The Transfer Agent is entitled to indemnification pursuant to the terms of the Transfer Agency Agreement. The Transfer Agent agrees to indemnify the Sub-Transfer Agent for the Sub-Transfer Agent's losses to the extent, but only to the extent, that the Transfer Agent is entitled to and receives indemnification from the Phoenix Funds pursuant to the terms of the Transfer Agency Agreement in connection with the events upon which the Sub-Transfer Agent's indemnification claim is based. Transfer Agent agrees to advise the Phoenix Funds of any claim of the Sub-Transfer Agent for the Sub-Transfer Agent's indemnification arising in connection with the Sub-Transfer Agent's activities in carrying out the responsibilities of the Transfer Agent as provided herein. Except as expressly provided in the second sentence of this Subsection (c), Transfer Agent shall not otherwise be liable to or be required to indemnify the Sub- Transfer Agent in connection with any losses by the Sub-Transfer Agent arising hereunder or under the Transfer Agency Agreement unless such losses directly or indirectly resulted from the Transfer Agent's own negligence, willful misconduct, or bad faith.

4.       Representations and Warranties of Sub-Transfer Agent
         ----------------------------------------------------

         The Sub-Transfer Agent hereby represents, warrants and certifies to the Transfer Agent and each of the Phoenix Funds that:

         (a) it has the power and authority and has taken all requisite actions in order to authorize the execution and performance of this Agreement by the Sub-Transfer Agent;

         (b) it has and will continue to have access to all necessary facilities, equipment and personnel requires in order to perform its duties and obligations under this Agreement;

         (c) it has implemented procedures and systems acceptable to the Transfer Agent to safeguard the Phoenix Funds' records and other data from loss or damage attributable to fire, theft or any other cause; and

         (d) it is and shall continue to be a duly registered transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934.

5.       Covenants of Sub-Transfer Agent
         -------------------------------

         Sub-Transfer Agent covenants that:

         (a) it shall utilize and employ reasonable control procedures acceptable to the Transfer Agent, and shall promptly advise Transfer Agent of any errors or mistakes in the data or information transmitted to Transfer Agent or its designee, the records maintained or output generated thereby and, using normal audit and control procedures, Sub-Transfer Agent shall verify all output received from the Transfer Agent or its


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designee;

         (b) it shall provide to Transfer Agent or its designee, in the formats and form specified by Transfer Agent, all information and data required in connection therewith so that the output shall be complete and accurate when it is generated for the Phoenix Funds by the Transfer Agent, and the Sub-Transfer Agent shall be responsible and liable for the cost or expense of regenerating any output if the Sub-Transfer Agent shall have failed to provide any such data or information or failed to verify and reconcile any such data or information before data or information is generated for the Phoenix Funds by the Transfer Agent;

         (c) in the event the Sub-Transfer Agent shall erroneously provide information or shall provide incorrect information or data to the Transfer Agent or its designee, it shall correct such information and data and provide the corrected information or data to the Transfer Agent or its designee;

         (d) all information furnished to or obtained by Sub-Transfer Agent pertaining to the procedures, programs and data bases of Transfer Agent or its designees is confidential and proprietary to Transfer Agent, and the Sub-Transfer Agent shall not disclose such information, directly or indirectly, to any third party except to the extent that is required by law;

         (e) it shall make its facilities and records, including without limitation, financial records, historical records relating to transactions, all written communications and related transmissions, and records of any service bureau available for inspection and examination by Transfer Agent and/or Phoenix Funds and its and their respective representatives during normal business hours in order that the Transfer Agent and/or Phoenix Funds and its and their respective representatives may determine, monitor and review the Sub-Transfer Agent's performance of its duties and responsibilities hereunder;

         (f) it shall maintain and preserve all records required by governing Federal and State laws and regulations to be maintained and preserved in connection herewith and will otherwise comply with all laws, rules and regulations applicable to the services to be provided hereunder; and

         (g) it shall, at all times, maintain adequate insurance coverage in an amount acceptable to Transfer Agent to satisfy all of its reasonable anticipated liabilities hereunder.

6.       Covenants of Transfer Agent
         ---------------------------

         Transfer Agent agrees that all information furnished to or obtained by it pertaining to procedures, programs, and data bases of the Sub-Transfer Agent or its designees is confidential and proprietary to the Sub- Transfer Agent, and it shall not disclose such information directly or indirectly to any third party except to the extent required by law.

7.       Miscellaneous
         -------------

         Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be constructed and enforced in accordance with and governed by the laws of the State of Connecticut. This Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.

8.       Amendments; Termination
         -----------------------

         This Agreement may be terminated at any time by six months' written notice given to the other party; provided however that this Agreement may be terminated immediately at any time by Transfer Agent in the event that either the Transfer Agency Agreement is terminated or in the event that the Sub-Transfer Agent fails to cure a breach of, or a failure to perform its duties hereunder within thirty (30) days following written


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notice of such breach or failure or in the event that the Sub-Transfer Agent shall cease to be a registered transfer agent.

9.       Limitations of Shareholder Liability
         ------------------------------------

         Sub-Transfer Agent hereby expressly acknowledges that recourse against any of the Phoenix Funds shall be subject to those limitations provided by governing law and the Declaration of Trust of the Phoenix Funds, as applicable, and agrees that obligations assumed by the Phoenix Funds pursuant to the Transfer Agency Agreement shall be limited in all cases to the Phoenix Funds and their respective assets. Sub-Transfer Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Phoenix Funds, nor shall the Sub-Transfer Agent seek satisfaction of any obligations from the Trustees/Directors or any individual Trustee/Director of the Phoenix Funds.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                            Transfer Agent
                                            --------------
                                            PHOENIX EQUITY PLANNING CORPORATION

ATTEST:
-------
                                            By:
                                            Name:
                                            Title:


                                            Sub-Transfer Agent
                                            ------------------
                                            STATE STREET BANK AND TRUST COMPANY
ATTEST:
-------
                                            By:
                                            Name:
                                            Title:


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                                   SCHEDULE A

                             Duties and Functions of
                       STATE STREET BANK AND TRUST COMPANY

1)    Cash processing and reconciliation
2)    Check production and reconciliation
3)    Adjustment/account corrections
4)    Records retention
5)    Certificate production
6)    Compliance Functions
7) IRS Filings and Reporting - Including the production of individual shareholder tax documents